FORM OF DEBENTURE

      THE SECURITIES REPRESENTED BY THIS DEBENTURE OR THOSE INTO WHICH THIS DEBENTURE ARE CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT, AS
 AMENDED (THE "1933 ACT"), OR APPLICABLE FOR INVESTMENT AND MAY NOT BE OFFERED
     FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SAID SECURITIES UNDER THE 1933 ACT, AND
 APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED
 UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT. ANY SUCH OFFER, SALE, ASSIGNMENT OR TRANSFER MUST
               ALSO COMPLY WITH APPLICABLE STATE SECURITIES LAWS

DATE: 9/10/1998

DEBENTURE A-1                                                 U.S.$1,000,000.00

BIOFARM, INC.

        SERIES A-1 SIX PERCENT (6%) CONVERTIBLE DEBENTURES DUE 8/10/1999

     THIS DEBENTURE is one of a duly authorized issue of debentures (a "Debenture" or the "Debentures") of Biofarm, Inc., a corporation duly organized and validly existing under the laws of the STATE OF NEVADA (the "Company") designated as its Series A-1 SIX Percent (6%) Convertible Debenture Due 8th October 1999, in an aggregate principal face value for all Debentures of this Series A-1 of One Million United States Dollars (U.S.$1,000,000.00).

FOR VALUE RECEIVED, the Company promises to pay to the registered holder hereof and its successors and assigns (the "Holder"), the principal sum of One Million United States Dollars ($1,000,000.00) on 8/10/1999 (the "Maturity Date"), and to pay interest on the principal sum outstanding, at the rate of Six percent (6%) per annum due and payable in quarterly instalments in arrears, with the first such payment to be made on 9/10/1998.

Accrual of interest, payable in cash or common stock of the Company at the Company's option, shall commence on the date hereof and shall continue until payment in full of the outstanding principal sum has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of that Securities Subscription Agreement of even date herewith between the Company and (the "Securities Subscription Agreement")

     The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The company will pay the outstanding principal of and any and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the record Holder of this Debenture as of the tenth (10th) day prior to the Maturity Date and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such funds shall constitute a payment of outstanding principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such cheque plus any amounts so deducted or withheld.

This Debenture is subject to the following additional provisions:

     1. Debenture Exchangeable.

     The Debenture is exchangeable commencing Ninety (90) days from the date hereof for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same, but not of denominations of less than Two Hundred Thousand United States Dollars (US$200,000.00) without the Company's written consent. No service charge will be made for such registration or transfer or exchange.

     2. Withholding.

     The Company shall be entitled to withhold from all payments of Principal pursuant to this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax or other applicable laws at the time of such payments, if any.

     3. Transfer/Exchange of Debenture: Registered Holder; Opinion of Counsel; Legend.

     This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the 1933 Act and applicable State Securities Laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not his Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.

     The Holder understands and acknowledges by its acceptance hereof that (i) except as provided in that Registration Rights Agreement attached as Exhibit
B to the Securities Subscription Agreement and incorporated herein by reference (the "Registration Rights Agreement"), this Debenture and the shares of common stock in the Company issuable upon conversion as herein provided ("Conversion Shares") thereof have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (a) subsequently registered thereunder, or (b) the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and be sold, assigned or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the person is under any obligation to register such securities under the 1933 Act or any state securities laws (other than pursuant to the Registration Rights Agreement) or to comply with the terms and conditions of any exemption thereunder.

Any Conversion Shares issued upon conversion of this Debenture shall, if and to the extent required by law, bear legends in similar form to the legends set forth on the first page of this debenture.

     4. Conversion of Debenture into Common Stock of the Company.

     (a) The Holder of this Debenture is entitled, at its option, at any time commencing Ninety (90) days after issue hereof, to convert the original principal face amount of this Debenture into shares of common stock in the Company, no par value per share (defined hereinafter as the "Common Stock"), at a conversion price (the "Conversion Price") for each share of Common Stock equal to the lesser of (i) Eighty percent (80%) of the Market Price (as defined below) of the Common Stock, at the time of conversion or (ii) The price per share at the time of Subscription. For the purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock for the five (5) business days immediately preceding the Conversion Date (as hereinafter defined), as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Such conversion shall be achieved by surrendering the original Debenture to be converted with the form of conversion notice attached hereto as Exhibit I (a "Notice of Conversion"), executed by the Holder of this Debenture evidencing such Holder's intention to proper assignment hereof in blank. No fractional shares representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. Accrued interest on the converted portion of the Debenture shall be payable in cash or stock at the Company's option. The date on which notice of conversion (the "Conversion Date") is given shall be deemed to be either the date on which the Holder has delivered this Debenture, with the Notice of Conversion duly executed, to the Company, or, if earlier, the date set forth in such Notice of Conversion if the Debenture is received by the Company within five (5) business days thereafter.

(a) Notwithstanding anything herein to the contrary, at the Maturity Date, the remaining portion of this Debenture which remains unconverted, if any, plus accrued interest shall be automatically converted into shares of Common Stock as of the Maturity Date, as if the Holder had converted the remaining portion of this Debenture according to the provisions of this Section 4, with the Conversion Date being equivalent in such event to the Maturity Date, as if the Holder had provided the Company with a Notice of Conversion on the Maturity Date.

(b) Notwithstanding anything herein to the contrary, the Company shall have the right (but not the obligation) to redeem all or a portion of this Debenture, provided the Company is not then in violation of any of its obligations under this Debenture or under the Securities Purchase Agreement or any Addendum thereto, under the following conditions. Within forty-eight (48) hours after delivery of any Notice of Conversion (in this Section 4 (b), a "Notice") to the Company by the Holder in accordance with the terms of this Debenture, the Company shall give to the Holder notice (a "Redemption Notice") that it intends to pay the Holder the Cash Redemption Amount (as hereinafter defined) instead of delivering Common Stock to such Holder; provided, however, that the Company may only exercise this right with respect to all of the Common Stock which would have otherwise been delivered with respect to the Notice. The "Cash Redemption Amount" shall be equal to one hundred twenty percent (120%) of the face amount of the portion of the Debenture to be converted pursuant to the Notice, and shall be paid to the Holder according to the Holder's written instructions to the Company within five (5) business days after delivery of the Redemption Notice with respect to such Debenture or portion thereof to be redeemed. If the Company does not redeem within the time limits herein specified and according to the terms of this Section 4 (b), then the Holder shall have the right to demand delivery of the Common Stock which would have been delivered pursuant to the Notice of Conversion, and shall have the right (but not the obligation) to adjust the Conversion Price as if the Notice of Conversion had been sent on the date of such demand. In such event the Company shall deliver the Common Stock with two
(2) days after such demand has been made.

     5. Obligations of the Company Herein are Unconditional.

     No provision of this Debenture shall alter or impair the obligation of the Company, which obligation is absolute and unconditional, to repay the principal amount of this Debenture at the time, place, rate, and in the coin currency, hereinabove stated. This Debenture and all other Debentures now or hereafter issued on similar terms are direct obligations of the Company. This Debenture ranks at least equally with all other Debentures now or hereafter issued under the terms set forth herein. The Conversion Price and number of shares of Common Stock issuable upon conversion shall be subject to adjustment from the time to time as provided in Section 6 below.

     6. Adjustments.

     (a) In the event the Company should at any time or from time to time, after the date of this Debenture, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock (equal to at least ten percent (10%) or more of the Company's then issued and outstanding shares of Common Stock) or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

     (b) If the number of shares of Common Stock outstanding at any time after the date of this Debenture is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be decreased in proportion to such decrease in outstanding shares.

     7. Reservation of Shares.

     The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal amount, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Debenture, in addition to such other remedies as shall be available to Holder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite stockholder approval necessary to increase the number of authorized shares of the Company's Common Stock.

     8. Debenture Holder Not Deemed a Stockholder.

     No Holder, as such, of this Debenture shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Debenture be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of this Debenture of the Conversion Shares which he or she is then entitled to receive upon the due conversion of all or a portion of this Debenture. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

     9. No Limitation on Corporate Action.

     No provisions of this Debenture and no right or option granted or conferred hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers to recapitalize, amend its Certificate of Incorporation, reorganize, consolidate or merge with or into another corporation, or to transfer all or any part of its property or assets, or the exercise of any other of its corporate rights and powers.

     10. Representations of Holder.

     Upon conversion of all or a portion of this Debenture, the Holder shall confirm in writing, in a form reasonably satisfactory to the Company, that the Conversion Shares so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale and that such Holder is an Accredited Investor. If such Holder cannot make such representations because they would be factually incorrect, it shall be a condition to such Holder's conversion of all or a portion of the Debenture that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon conversion of the Debenture shall not violate any United States or State securities laws

     11. Waiver of Demand, Presentment, Etc.

     The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     12. Attorney's Fees.

     The Company agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Debenture or in enforcing any of Holder's conversion rights as described herein.

     13. Default.

     If one or more of the following described "Events of Default" shall occur:

(a) The Company shall continue in default in the payment of principal or interest on this Debenture for a period of ten (10) days after a notice of default is received by the Company with respect to any such payment; or

(b) Any of the representations or warranties made by the Company herein, in the Securities Subscription Agreement, the Registration Rights Agreement, or in any certificate or financial or other written statement heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Securities Subscription Agreement or the Registration Rights Agreement shall be false or misleading in any material respect at the time made and the Holder shall have provided seven (7) days prior written notice to the Company of the alleged misrepresentation or breach of warranty; or

(c) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture or the Securities Subscription Agreement and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

(d) The Company shall either: (i) become insolvent; (ii) admit in writing its inability to pay its debts generally or as they become due; (iii) make an assignment for the benefit of Creditors or commence proceedings for its dissolution; or (iv) apply for, or consent to the appointment of, a trustee, liquidator, or receiver for its or for a substantial part of its property or business; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without the Company's consent and such appointment is not discharged within sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

(g) Any money judgement, writ or debenture of attachment, or similar process in excess of Three Hundred Thousand United States Dollars (US$300,000.00) in the aggregate shall be entered or filed against the Company or any of its properties or assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in, any such proceeding; or

(i) The Company shall have its Common Stock delisted from the NASDAQ Stock Exchange or suspended from trading thereon, and shall not have its Common Stock relisted or have such suspension lifted, as the case may be, within ten (10) business days; or

(j) The Company shall have received a notice of default on the payment of any debt(s) aggregating in excess of Three Hundred Thousand United States Dollars (US$300,000.00) beyond any applicable grace period; then, or at any time thereafter, and in any and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver in one instance shall not be deemed to be a waiver in another instance or for any other prior or subsequent Event of Default) at the option of the Holder and in the Holder's sole discretion, the Holder may immediately accelerate the maturity hereof, whereupon all principal and interest hereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, anything herein or in any note or other instrument contained to the contrary notwithstanding, and the Holder may immediately, and upon the expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law or equity.

     14. Delivery of Common Stock Upon Conversion.

     As set forth herein, the Company shall use all reasonable efforts to issue and deliver, within three (3) business days after the Holder has fulfilled all conditions and submitted all necessary documents duly executed and in proper form required for conversion (the "Deadline") to the Holder or any party receiving a Debenture by transfer from the Holder (together, a "Holder"), at the address of the Holder on the Debenture Register, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled (the "Certificates"). The Company understands and agrees that a delay in the issuance of the Certificates beyond the Deadline could result in economic loss and other damages to the Holder. As compensation to the Holder for such loss, the Company agrees to pay liquidated damages (and not as a penalty) to the Holder for issuance and delivery of the Certificates after the Deadline, in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond seven (7) business days from the date of receipt by the Company of a notice of conversion and by the transfer agent of all necessary documentation duly executed and in proper form required for conversion, including the original Debenture to be converted, all in accordance with the terms of this Debenture, the Securities Subscription Agreement, the Registration Rights Agreement and the reasonable and customary requirements of the transfer agent)

No. Business Days                                       Late Liquidated Damages
                                                                (in US$)
         1                                                $  500
         2                                                $1,000
         3                                                $1,500
         4                                                $2,000
         5                                                $2,500
         6                                                $3,000
         7                                                $3,500
         8                                                $4,000
         9                                                $4,500
        10                                                $5,000
        11+                                               $5,000 + $5,000 for
                                                          each Business Day
                                                          Late beyond

     The Company shall pay the Holder any liquidated damages incurred as called for under this Section 14 by certified or cashier's cheque upon the earlier of
(i) issuance of the Certificates to the Holder or (ii) each monthly anniversary of the receipt by the Company of such Holder's Notice of Conversion. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Certificates to the Holder in accordance with the terms of the Debenture or for breach by the Company of the Securities Subscription Agreement or of the Registration Rights Agreement.

     15. Debenture a General Unsecured Obligation of the Company.

     This Debenture represents a general unsecured obligation of the Company. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based thereon, or otherwise in respect hereof, against any incorporator, shareholder, officer, director, or agent of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     16. Enforceability.

     In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby,

     17. Entire Agreement.

     This Debenture and Exhibit(s) attached hereto, the Securities Subscription Agreement and the Exhibit(s) attached thereto and the Registration Rights Agreement and the Exhibits attached thereto constitute the full and entire understanding between the Company and the Holder with respect to the subject matter hereof and thereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     18. Governing Law.

     This Debenture shall be governed by and constituted in accordance with the laws of the state of New York without giving effect to applicable principles of conflict of law.

     19. Headings.

     Headings in this Debenture are for convenience only, and shall not be used in the construction of this Debenture,

     IN WITNESS WHEREOF, the company has caused this instrument to be duly executed by an officer thereunto duly authorized, all as of the date first hereinabove written.

                                      BIOFARM, INC.

                                      By: /s/ Keith D. Beekmeyer
                                          -------------------------------------
                                          Keith D. Beekmeyer, Chairman & C.E.O.

                                    EXHIBIT 1

                              NOTICE OF CONVERSION

   (To Be Executed by the Registered Holder in Order to Convert the Debenture)

     The Undersigned hereby irrevocably elects to convert $________ of the Series A-1 Six Percent (6%) Convertible Debenture Due ___________2000, No. _____, into shares of Common Stock of Biofarm, Inc. (the "Company"), according to the terms and conditions set forth in such Debenture, as of the date written below.

     The Undersigned represents that it, as of this date, is an "accredited investor" as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the 1933 Act.

     The Undersigned also represents that the Conversion Shares are being acquired for the Holder's own account and not as a nominee for any other party, for investment purposes and not with a view toward distribution or resale. The Undersigned acknowledges that the Conversion Shares shall if and only if required by law contain the legends contained on page 1 of the Debenture.

Date of Conversion:*_______________________________________________________

Applicable Conversion Price: ______________________________________________

Holder (Print True Legal Name): ___________________________________________

(Signature of Duly Authorized Representative of Holder)

Address of Holder: ____________________________________

                   ____________________________________

                   ____________________________________


    *This original Notice of Conversion, along with the original Debenture, must be received by the Company by the fifth business day
                        following the Date of Conversion.

                            [SIGNATURE PAGE FOLLOWS]

  [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT DATED _____________, 1998]

         Company:

                BIOFARM, INC., 2nd Floor, Salisbury House, 31 Finsbury Circus, London, EC2M 5QQ.

                BY: /s/ Keith D. Beekmeyer
                        ----------------------------------
                        Keith D. Beekmeyer, Chairman & CEO

         Buyer:

                BALMERINO LIMITED, 27 Irish Town, Gibraltar.

                SIGNED BY: /s/ Illegible
                           --------------------------------